EXHIBIT 99.1

OPENWAVE SOLIDIFIES DATA PHONE LEADERSHIP WITH ACQUISITION OF MAGIC4

Fortifies and Expands Client Software Business with Market Leading Messaging Company

REDWOOD CITY, Calif. and WARRINGTON, UK–May 10, 2004, Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, and Magic4, the leading provider of messaging software for mass market mobile phones, today announced they have signed a definitive agreement for Openwave to purchase all outstanding shares of privately held Magic4. Openwave plans to integrate Magic4 into its client software operation.

“With Magic4, Openwave will become the number one open standards based software provider for data phone manufacturers,” said Don Listwin, president and CEO, Openwave. “Browsing and messaging are the core engines that power advanced mobile data services today. The acquisition of Magic4 is part of our overall growth strategy and serves to deepen Openwave’s relevance on the phone while ensuring that manufacturers can deliver a seamless user experience as operator service requirements evolve.”

“This is great news for our customers,” said Simon Wilkinson, CEO, Magic4. “By bringing together the leaders in the sector, the combined talent of the company will allow us to create the industry’s most integrated solutions across the widest array of handsets.”

“This acquisition demonstrates Openwave’s understanding of current industry needs,” said Scott Ellison, Director, Wireless and Mobile Communications, IDC. “Tighter integration between the primary data applications on the phone- messaging and browsing - is essential to improving service usability and driving adoption. Moreover, a comprehensive client-server offering will position operators to better deliver unique, integrated messaging and content experiences that can build subscriber loyalty.”

Openwave and Magic4 have a heritage of working together to enable user-friendly messaging services on top of Openwave’s core client and server side data technologies. Combining Magic4’s unique messaging expertise with Openwave’s pervasive client software will provide manufacturers with the assurances they need to invest in new handsets designed to enable a growing number of rich data services.

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Financial Terms and Schedule

Under the terms of the definitive agreement, Openwave will acquire all outstanding shares of Magic4 for a total purchase price of approximately $82.6 million, or $75 million net of cash on hand at Magic4. The purchase price will be paid with a mixture of cash and stock, with the exact proportions to be determined by Openwave prior to closing and with at least 40 percent of the consideration to be in cash. The transaction is expected to close in July 2004 and is subject to customary closing conditions. Openwave anticipates Magic4 will contribute approximately $9 million to $11 million in revenue in the second half of calendar 2004, assuming the acquisition closes in July 2004, and approximately $35 million in revenue in calendar 2005.

Conference Call Information

An investor conference call has been scheduled for Tuesday, May 11, 2004 at 8:00 a.m. Pacific time, 11:00 a.m. Eastern time and 16.00 UK time. Interested parties may access the conference call by dialing (888) 423-3280 in the United States and (612) 288-0329 internationally. A live webcast of the call will also be available on the Investor section of Openwave’s website at http://investor.openwave.com/medialist.cfm

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

About Magic4

Magic4 is the world leader in seamless mobile messaging technology.

Magic4 was the first software vendor in the world to provide Enhanced Messaging (EMS), Multimedia Messaging (MMS) and Instant Messaging software in mass-market mobile phones, including the top seven global brands. With leading edge expertise in

SMS, EMS, MMS, IM, Video, and Email applications, Magic4 delivers interoperability that breaks down the barriers between applications and devices – Seamless Mobile Messaging.

Based in the UK, Magic4 was founded in 2000 with backing from 3i and Philips Venture Capital, attracting additional investment from Motorola Ventures in 2004. Today the company has a global presence with more than 130 employees based in the UK, USA, France, Sweden, Asia and India. For more information please visit www.Magic4.com

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements including Openwave’s expectations relating to Magic4’s revenue contribution and other expectations, plans, or prospects. These are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to successfully integrate Magic4 and Openwave businesses from an operational and customer perspective; (b) the ability to retain key employees in the integrated business; (c) the ability to acquire additional companies and technologies and integrate such acquisitions; (d) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) the ability to successfully partner with other companies; (g) increased global competition; (h) technological changes and developments; and (i) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal year ended December 31, 2003, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document, including without limitation, Openwave’s expectations relating to Magic4’s revenue contribution as stated above.

For more information please contact:

Openwave Systems Inc.

Candace Locklear

650-480-4316

candace.locklear@openwave.com

Openwave (Europe) Ltd.

George Blizzard

Bite Communications Ltd.

+44 20 8834 3460

georgina.blizzard@bitepr.com

Magic4

Kate Hamilton

T +44(0)1 252 519 832

M +44 (0)77 36 066 133

kate.hamilton@Magic4.com

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